Exhibit 99.1
SECURE COMPUTING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(See Note)
ASSETS
Current assets:
Cash and cash equivalents	$40,633	$12,084
Restricted cash	9,664	507
Accounts receivable, net	53,851	64,056
Inventory, net	5,505	6,725
Other current assets	16,737	16,464

Total current assets	126,390	99,836
Property and equipment, net	20,013	18,595
Goodwill	512,865	528,264
Intangibles, net	49,262	61,494
Other assets, net of current portion	12,209	10,560

Total assets	$720,739	$718,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,243	$12,567
Accrued payroll	9,829	9,886
Accrued expenses	15,725	7,891
Acquisition reserves	464	1,012
Deferred revenue	118,716	98,751

Total current liabilities	153,977	130,107
Acquisition reserves, net of current portion	569	721
Deferred revenue, net of current portion	56,380	69,429
Deferred tax liability	9,957	8,729
Debt, net of fees	—	41,461
Other liabilities	2,583	1,359

Total liabilities	223,466	251,806

Convertible preferred stock, par value $.01 per share:
Authorized - 2,000,000; issued and outstanding shares — 700,000 at September 30, 2008 and December 31, 2007	72,202	69,281
Stockholders’ equity
Common stock, par value $.01 per share:
Authorized - 100,000,000; issued and outstanding shares — 68,467,611 at September 30, 2008 and 67,178,668 at December 31, 2007	685	673
Additional paid-in capital	576,641	564,108
Accumulated deficit	(151,020)	(166,028)
Accumulated other comprehensive loss	(1,235)	(1,091)

Total stockholders’ equity	425,071	397,662

Total liabilities and stockholders’ equity	$720,739	$718,749

NOTE:	The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.
See accompanying notes to the condensed consolidated financial statements.

SECURE COMPUTING CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2008	2007
Revenues:
Products	$88,011	$91,899
Services	60,435	54,901
Other (See Note)	36,917	24,638

Total revenues	185,363	171,438
Cost of revenues:
Products	32,902	28,127
Services	12,604	12,151
Other (See Note)	5,985	3,934
Amortization of purchased intangibles	5,771	5,905

Total cost of revenues	57,262	50,117

Gross profit	128,101	121,321
Operating expenses:
Selling and marketing	88,036	87,794
Research and development	37,163	32,932
General and administrative	15,619	11,702
Amortization of purchased intangibles	6,711	8,265
Litigation settlement	9,180	—
Goodwill impairment	15,424	—

Total operating expenses	172,133	140,693

Operating loss	(44,032)	(19,372)
Gain on divestiture of SafeWord product line	70,701	—
Other expense	(4,722)	(5,593)

Income/(loss) before taxes	21,947	(24,965)
Income tax expense	(4,018)	(6,610)

Net income/(loss)	17,929	(31,575)
Preferred stock accretion	(2,921)	(2,781)

Net income/(loss) applicable to common shareholders	$15,008	$(34,356)

Basic income/(loss) per share	$0.22	$(0.52)

Diluted income/(loss) per share	$0.24	$(0.52)

Weighted average shares outstanding — Basic	67,859	65,772

Weighted average shares outstanding — Diluted	74,843	65,772

NOTE:	For certain multiple-element arrangements we are unable to establish vendor specific objective evidence (VSOE) of fair value for the undelivered bundled elements and, therefore, are unable to allocate the value of the arrangement between Products and Services Revenue and have reported these revenues and corresponding cost of revenues as ‘Other’.
See accompanying notes to the condensed consolidated financial statements.

SECURE COMPUTING CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income/(loss)	$17,929	$(31,575)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	7,567	5,327
Amortization of intangible assets	13,110	14,768
Loss on disposals of property and equipment and intangible assets	104	160
Gain on divestiture of SafeWord product line	(70,701)	—
Amortization of debt fees	2,539	348
Deferred income taxes	(290)	3,701
Share-based compensation	9,783	12,361
Goodwill impairment	15,424	—
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	10,195	4,007
Inventories	7	(1,291)
Other operating assets	(2,379)	(2,103)
Accounts payable	(2,927)	272
Accrued payroll	(57)	(1,440)
Accrued expenses	8,888	2,281
Acquisition reserves	(255)	(867)
Deferred revenue	18,233	31,487

Net cash provided by operating activities	27,170	37,436

Cash flows from investing activities:
Proceeds from the divestiture of the SafeWord product line	63,020	—
Purchase of property and equipment, net	(9,828)	(8,896)
Increase in intangibles and other assets, net	(1,127)	(3,400)
Change in restricted cash, net	(9,163)	(8)

Net cash provided by/(used in) investing activities	42,902	(12,304)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,580	7,344
Repayment of term debt	(44,000)	(32,000)

Net cash used in financing activities	(41,420)	(24,656)

Effect of exchange rates	(103)	1,445

Net increase in cash and cash equivalents	28,549	1,921
Cash and cash equivalents, beginning of period	12,084	8,249

Cash and cash equivalents, end of period	$40,633	$10,170

Supplemental cash flow disclosure:
Interest paid	$1,973	$5,011

Release of deferred tax asset valuation allowance as a reduction to goodwill	$469	$1,367

See accompanying notes to the condensed consolidated financial statements.

SECURE COMPUTING CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
1. Organization
     Secure Computing Corporation (“we,” “us,” “our” or “Secure Computing”) is a global leader in enterprise security solutions. Powered by TrustedSource™ technology, our award-winning solutions proactively protect our customers’ mission-critical business applications from all manner of Internet-borne threats. Our comprehensive portfolio of Secure Web™, Secure Mail™, and Secure Firewall™ solutions provide unmatched protection for the enterprise.
     On September 21, 2008, we entered into an Agreement and Plan of Merger (Merger Agreement) with McAfee, Inc. (McAfee) and Seabiscuit Acquisition Corporation, a wholly owned subsidiary of McAfee, pursuant to which McAfee has agreed to acquire all of the outstanding common stock of Secure Computing for $5.75 per share in cash, without interest, representing an equity value for our common stock of approximately $412.5 million in the aggregate. In addition, pursuant to the Merger Agreement, our outstanding shares of preferred stock will be redeemed for cash as part of the proposed transaction, which would represent approximately an additional $84.8 million calculated as of September 21, 2008. In total, the proposed transaction would be valued at approximately $497.3 million. In connection with the Merger Agreement we will hold a special meeting with our stockholders, scheduled for November 14, 2008, to consider and vote upon the adoption of the Merger Agreement. After careful consideration, our board of directors has unanimously approved and declared the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement to be advisable, and has determined that it is in the best interests of our stockholders that we enter into the Merger Agreement and consummate the merger on the terms and conditions set forth in the Merger Agreement.
2. Basis of Presentation
     The accompanying condensed consolidated financial statements have been prepared by us without audit and reflect all adjustments (consisting of normal recurring adjustments and accruals) which are, in our opinion, necessary to present a fair statement of the results for the interim periods presented. The consolidated financial statements include our accounts and those of our subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The statements have been prepared in accordance with the instructions for Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission, and, as permitted, omit certain information and footnote disclosures necessary to present the statements in accordance with U.S. generally accepted accounting principles. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year. The December 31, 2007 condensed consolidated balance sheet is derived from our audited consolidated balance sheet as of December 31, 2007. These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (SEC).
3. Summary of Significant Accounting Policies
Revenue Recognition
     We derive our revenue primarily from two sources: (i) sales of products, including hardware, subscriptions, software licenses, and royalties and (ii) sales of services, including maintenance arrangements to provide upgrades and customer support, professional services, and contracted development work. We recognize revenue in accordance with Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as modified by SOP 98-9. Revenue from products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and collection is probable. Subscription-based contracts are generally for 12, 24 or 36 months in duration. Subscription revenue along with maintenance revenue for providing product upgrades and customer support are deferred and recognized ratably over the service period beginning with the month the subscription or service begins.
     When arrangements contain multiple elements and vendor specific objective evidence (VSOE) of fair value exists for all undelivered elements, we recognize revenue for the delivered elements using the residual method. For arrangements containing multiple elements where VSOE of fair value does not exist for all undelivered elements, we defer revenue for the delivered and undelivered elements and then recognize revenue on all elements over the service period. In instances where an entire arrangement is deferred due to lack of VSOE of fair value on an undelivered element, the revenue recognized over the service period is identified as other revenue on the condensed consolidated statements of operations because we are unable to allocate the value of the arrangement between products and services revenue. We also identify costs (primarily hardware component costs) that are directly associated with product revenues that have been deferred due to lack of VSOE of fair value on an undelivered element. We defer these costs at the time of shipment and recognize them as cost of sales in proportion to the product revenue as it is recognized over the service period. These costs are identified as other cost of revenues on the condensed consolidated statements of operations.

We sell our products either directly to an end-user or indirectly through our channel of resellers and distributors (our channel partners). When selling through our channel we require our channel partners to provide evidence of end-user sell-through. If we are unable to obtain end-user sell-through evidence at the time we fulfill the order from a channel partner, we do not recognize revenue until the channel partner supplies end-user sell-through information, the product has been shipped, and all other criteria of SOP 97-2 have been met, with the exception of sales to our distributors who stock our SnapGear product line. We recognize revenue, net of estimated returns, upon shipment of our SnapGear product line as we have sufficient return history to establish a reserve and we are not able to receive end-user evidence due to the high-volume sales of this low-price point product.
Income Taxes
     We account for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. SFAS No. 109 requires the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.
     We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109” on January 1, 2007. FIN 48 creates a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. At the adoption date, January 1, 2007, we did not have a material liability under FIN 48 for unrecognized tax benefits. Upon implementation of FIN 48 we have recognized a liability of $2.6 million for unrecognized income tax benefits as of September 30, 2008. Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. We do not expect the amount of unrecognized tax benefits to significantly change within the next 12 months.
     Our company is subject to U.S. Federal income tax as well as income tax in multiple state jurisdictions. Generally, tax years from 2004 through the present remain open under the statute of limitations. However, due to net operating loss (NOL) carryforwards from prior periods, the Internal Revenue Service could potentially review the losses related to NOL-generating years back to 1989. Our foreign subsidiaries are also subject to income tax in several foreign jurisdictions which have open tax years varying by jurisdiction back to 2002.
Recently Issued Accounting Standards
     In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. SFAS No. 157 also expands disclosures about fair value measurements. SFAS No. 157 is intended to increase consistency and comparability among fair value estimates used in financial reporting. As such, SFAS No. 157 applies to all other accounting pronouncements that require (or permit) fair value measurements, except for the measurement of share-based payments. SFAS No. 157 does not apply to accounting standards that require (or permit) measurements that are similar to, but not intended to represent, fair value. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer the liability (an exit price) in an orderly transaction between market participants and also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. FSP 157-2 “Partial Deferral of the Effective Date of Statement 157” (FSP 157-2), deferred the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. FSP 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (FSP 157-3), clarified the application of SFAS No. 157, in a market that is not active. The implementation of SFAS No. 157 for financial assets and financial liabilities, effective January 1, 2008, did not have an impact on our condensed consolidated financial statements. We are currently assessing the impact of SFAS No. 157 for non-financial assets and non-financial liabilities on our consolidated financial statements.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS No. 159 specifies that all subsequent changes in fair value for that instrument shall be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We did not elect the fair value option for any financial assets or liabilities.
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration, in-process research and development and certain acquired contingencies. SFAS No. 141(R) requires acquisition-related transaction expenses and restructuring costs to be expensed as incurred rather than capitalized as a component of the business combination. In addition, under SFAS No. 141(R), changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. Following the adoption of SFAS No. 141(R) any change in an acquisition-related valuation allowance will be reversed to income tax expense rather than goodwill. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. This standard will change our accounting treatment for business combinations on a prospective basis, when adopted.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. This standard will change our disclosures of any future derivative instruments and hedging activities on a prospective basis, when adopted.
     In April 2008, the FASB issued FASB Staff Position (FSP) No. 142-3, “Determination of the Useful Life of Intangible Assets.” FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP No. 142-3 is effective for fiscal years beginning after December 15, 2008. We are currently assessing the impact of FSP No. 142-3 on our consolidated financial position and results of operations.
4. Goodwill Impairment

Balance as of December 31, 2007	$528,264
Goodwill impairment	(15,424)
Recognition of acquired deferred tax assets	469
Other	(444)

Balance as of September 30, 2008	$512,865

     We test the carrying amount of goodwill and other indefinite-lived intangible assets annually during our fourth quarter ending December 31 and at other times when events or circumstances indicate that impairment may have occurred. Impairment testing is performed in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). We are annually required to complete Step 1 of the impairment test, determining and comparing the fair value of our reporting unit to our carrying value. Step 2 is required to be completed if Step 1 indicates that the carrying value of the reporting unit exceeds the fair value and involves the calculation of the implied fair value of the goodwill.
     We determined that the announced merger with McAfee was a triggering event under SFAS No. 142, requiring us to further evaluate the carrying value of our goodwill. As a result of this evaluation, we recorded an impairment charge to reduce the book value of our equity to its implied fair value as of the merger announcement date. Based on the cash price stated in the merger agreement of $5.75 per share multiplied by the projected number of shares outstanding on the transaction close date, plus the outstanding shares of preferred stock which will be redeemed for cash as part of the proposed transaction, the implied fair value of our equity was $497.3 million. This implied fair value calculation resulted in recording a goodwill impairment charge of $15.4 million as of September 30, 2008.
     Due to the limited time available between the merger announcement date and our Form 10-Q filing date, there was insufficient time to complete Step 2 of the goodwill impairment test and calculate the implied fair value of goodwill as described in SFAS No. 142. Once Step 2 of the goodwill impairment test is completed during our fourth quarter, the amount of impairment recorded could increase or decrease by a material amount.
5. Divestiture of SafeWord product line
     On September 4, 2008, we completed the divestiture of our identity and access management (IAM) product line and certain other assets, leases and contracts relating to the IAM product line (collectively, the IAM assets) to Aladdin Knowledge Systems Ltd. (Aladdin) pursuant to the Asset Purchase Agreement dated as of July 29, 2008. The purchase price for the IAM Assets was $63.0 million, after inventory-related adjustments and the payment by Aladdin of certain transaction costs. Of the purchase price, $8.6 million was classified as restricted cash on our condensed consolidated balance sheet and deposited with an escrow agent to be available to satisfy amounts owed by us to Aladdin under the Asset Purchase

Agreement in accordance with the terms of an escrow agreement. The financial statements escrow account is equal to $1.0 million with a release date on or before December 31, 2008 with the delivery of the audited SafeWord financial statements to Aladdin. The indemnity escrow account is equal to 12% of the purchase price, $7.5 million, to be held on behalf of Secure Computing to secure the indemnification obligations of Secure Computing related to the SafeWord divestiture, with a release date of September 4, 2009.
     The IAM assets consisted of $1.2 million in inventory, $902,000 in other assets, $730,000 in property and equipment and $423,000 in intangible assets. In addition, $11.3 million in deferred revenue was transferred to Aladdin. We recognized a gain on the divestiture of the IAM product line of $70.7 million on our condensed consolidated statement of operations. The gain consisted of the $63.0 million purchase price, $8.0 million net liabilities transferred and $312,000 bonuses paid to exiting employees.
6. Debt
     Debt consisted of the following at the dates indicated (in thousands):

	As of	As of
	September 30, 2008	December 31, 2007
Secured term loan, due August 31, 2013	$—	$44,000
Deferred financing fees, amortized through August 31, 2013	—	(2,539)

Total debt, net of fees	$—	$41,461

Senior Secured Credit Facility
     On August 31, 2006, we entered into a senior secured credit facility with a syndicate of banks led by Citigroup and UBS Investment Bank. The credit facility provided for a $90.0 million term loan facility, a $20.0 million revolving credit facility, and a swingline loan sub-facility. The obligations under the senior secured credit facility were secured by a perfected security interest in substantially all of our assets. The proceeds from the $90.0 million term loan were used to finance a portion of the CipherTrust, Inc. (“CipherTrust”) acquisition. The term loan was to mature on August 31, 2013 and was payable in scheduled quarterly installments of $225,000, which began in December 2006 with the remaining balance due at maturity. In prior periods, we had been making accelerated payments on the debt with excess cash from operations. Interest was payable quarterly on the term loan at the London Interbank Offered Rate (LIBOR) +3.00%. The interest rate on the term loan was adjusted quarterly based on our Leverage Ratio (as defined below) and could range from LIBOR +3.25% to LIBOR +3.00%. The interest rate in effect as of September 8, 2008 was 5.80%. Including amortization of deferred financing fees, we incurred $4.5 and $5.5 million in the nine months ended September 30, 2008 and 2007, respectively.
     The sale of the SafeWord product line to Aladdin (see Note 5) triggered a covenant of the senior secured credit facility requiring that the outstanding balance on the term debt and any related fees be paid in full upon closing of the sale. On September 8, 2008, Aladdin paid $44.5 million directly to Citigroup, on our behalf, for repayment in full of the debt, interest due and additional fees outstanding under the term loan, and the senior secured credit facility was terminated.
     The $20.0 million revolving credit facility was to expire on August 31, 2012 with interest payable quarterly at LIBOR + 2.75%. The interest rate on the revolving credit facility was adjusted quarterly based on our Leverage Ratio and could range from LIBOR +3.25% to
LIBOR +2.75%. The revolving credit facility required that we pay an annual commitment fee of .375%. The annual commitment fee, based on our Leverage Ratio and ranging from .5% to .375%, was payable quarterly in arrears. The Leverage Ratio was defined as the ratio of (a) consolidated indebtedness to (b) consolidated adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and other adjustments as defined in the agreement). The Leverage Ratio was calculated quarterly on a pro forma basis that included the four preceding quarters. There were no outstanding amounts on either the revolving credit facility or the swingline loan sub-facility as of September 30, 2008 and December 31, 2007. The revolving credit facility and the swingline loan sub-facility were terminated at the same time as the senior secured credit facility.
     The letter of credit under the revolving credit facility was terminated with Citigroup on September 4, 2008 and a new standby letter of credit was issued by Wells Fargo, NA, which expires on June 25, 2012. As of September 30, 2008, there was $800,000 outstanding under the standby letter of credit related to the expansion of our St. Paul, MN facility. This amount is classified as restricted cash on our condensed consolidated balance sheet.
     Financing fees incurred in connection with the credit facility were deferred and were included as a reduction to our long-term debt. These fees were being amortized to interest expense over the term of the term loan using the effective interest rate method. Upon repayment of the term debt in September 2008, the outstanding balance of the deferred financing fees was fully recognized in interest expense on our condensed consolidated statement of operations.

Derivative Instrument
     On September 29, 2006, we entered into a 3-month LIBOR interest rate cap agreement to cap the interest rate at 5.5% on $60.0 million, or approximately 67% of the aggregate term loan. The notional amount of the agreement decreased $10.0 million each quarter beginning on March 30, 2007. The agreement terminated on June 30, 2008. The interest rate cap agreement was designated as a cash flow hedge and was reflected at fair value in our condensed consolidated balance sheet. The related gains or losses on this contract were deferred in stockholders’ equity as a component of other comprehensive loss. Deferred gains and losses were amortized as an adjustment to expense over the same period in which the related items being hedged were recognized in income. The unrealized gain on the interest rate cap agreement on our condensed consolidated balance sheet was $0 and $1,000 as of September 30, 2008 and 2007, respectively.
7. Equity Financing
     On January 12, 2006, we received from Warburg Pincus Private Equity IX, L.P., a global private equity fund, $70.0 million in gross proceeds from the issuance of 700,000 shares of Series A Convertible Preferred Stock (the preferred stock) and a warrant to acquire 1.0 million shares of our common stock. Based on the quoted market price of $14.40 on January 12, 2006 and the fair value of the warrant as determined using the Black-Scholes model, we valued the preferred stock at $62.0 million and the warrant at $8.0 million. The proceeds from this transaction were used to finance most of the cash portion of the CyberGuard Corporation acquisition.
     On August 31, 2006, the conversion price for the preferred stock was adjusted from the original price of $13.51 to $12.75 per share in accordance with an anti-dilution adjustment triggered by the CipherTrust acquisition. Holders of our preferred stock will be entitled to receive benefits not available to holders of our common stock. These benefits include, but are not limited to, the following: (i) if the proposed merger with McAfee did not close, beginning in July 2010, shares of preferred stock would be entitled to receive semi-annual dividends, which could be paid in cash or added to the preferred stock liquidation preference, equal to 5% of the preferred stock liquidation preference per year and (ii) each share of preferred stock has an initial liquidation preference of $100 which accretes daily at an annual rate of 5%, compounded semi-annually, until July 2010.
     On August 31, 2006, the exercise price for the warrant was adjusted from the original price of $14.74 to $13.85 per share also in accordance with an anti-dilution adjustment triggered by the CipherTrust acquisition. The warrant expires on January 12, 2013 but will be terminated at the closing of the proposed merger with McAfee if the merger occurs. If the market price of our common stock rose above the exercise price, the warrant would become dilutive and 1.0 million shares will be immediately included in the computation of diluted earnings per share as if the warrant is exercised using the treasury stock method.
     The preferred stock was initially recorded at $62.0 million, which is a discount of $8.0 million from its initial liquidation value of $70.0 million due to the fair value of warrants on the effective date. The liquidation value of the preferred stock accretes daily at an annual rate of 5%, compounded semi-annually. This accretion is recorded as a reduction of earnings attributable to common shareholders ratably for a period of 54 months after date of issuance.
     The preferred stock is considered to be contingently redeemable shares and is classified as temporary equity on our condensed consolidated balance sheets as the change in control of our company is uncertain and because there is a cash settlement feature of the preferred stock upon a change of control. As of September 30, 2008 and December 31, 2007, none of the preferred stock had been converted.
     As a part of the announced merger with McAfee, each share of preferred stock, issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive a cash amount of $100, plus (i) an amount of interest on such amount accreting daily at the annual rate of 5%, compounded semi-annually, computed on the basis of a 360 day year of 12 30-day months from January 12, 2006 to the date the merger closes, as well as an amount equal to any accrued but unpaid dividends on a preferred share as of the date the merger closes (the Series A Liquidation Amount), plus (ii) an amount equal to 5% of the Series A Liquidation amount.
8. Comprehensive Income/(Loss)
     During the nine months ended September 30, 2008, total comprehensive income amounted to $17.8 million. During the nine months ended September 30, 2007, total comprehensive loss amounted to $30.0 million. The components of our comprehensive income/(loss) are net income/(loss), foreign currency translation adjustments, and the change in the fair market value of our interest rate hedge. Results of operations were translated using average exchange rates throughout the period. Translation gains or losses are accumulated as a separate component of stockholders’ equity and included in comprehensive income/(loss).

9. Contingencies
Finjan Software Litigation
     On June 5, 2006, Finjan Software, Ltd. filed a complaint entitled Finjan Software, Ltd. v. Secure Computing Corporation in the United States District Court for the District of Delaware against Secure Computing Corporation, CyberGuard Corporation, and Webwasher AG. The complaint alleged that Secure Computing and its named subsidiaries infringe U.S. Patent No. 6,092,194 (‘194 Patent) based on the manufacture, use, and sale of the Webwasher Secure Content Management suite and CyberGuard TSP. On April 10, 2007, Finjan amended its Complaint to allege that Secure Computing and its named subsidiaries infringe U.S. Patent No. 6,804,780 (‘780 Patent) and U.S. Patent No. 7,058,822 (‘822 Patent) based on the manufacture, use, and sale of the Webwasher Secure Content Management suite. Secure Computing denies infringing any valid claims of the ‘194 Patent, the ‘780 Patent, or the ‘822 Patent. The answer and counterclaims to Finjan’s amended complaint were filed on April 20, 2007. In its counterclaims, Secure Computing alleges that Finjan infringes two Secure Computing patents-U.S. Patent No. 6,357,010 and U.S. Patent No. 7,185,361.
     The case was tried before a jury in Delaware in March 2008. The jury entered a verdict in favor of the plaintiff on March 12, 2008 and the District Court entered judgment on March 28, 2008. The jury found that Secure Computing infringed certain claims of Finjan’s patents and awarded damages in favor of Finjan in the amount of $9.2 million. The jury also found that the patents asserted by Secure Computing are valid but that Finjan has no liability to Secure Computing under our asserted patents. As a result of the jury verdict in the case, we recorded a $9.2 million pre-tax charge, which is a reasonable estimate of the probable loss, if the jury verdict is not reduced, set aside or overturned. The jury’s verdict, including the damage award, is subject to the outcome of the post-verdict motions described below.
     On March 27, 2008, Secure Computing filed a combined motion for judgment as a matter of law, new trial, and/or remittitur, asking the trial court to set aside the jury’s verdict, to reduce or eliminate the damages award, and/or for a new trial, which motions were renewed on April 10, 2008. On April 4, 2008, Finjan filed amended motions for an injunction, enhanced damages, interest, attorneys’ fees, costs, expenses and an accounting of damages. Finjan also filed a motion for judgment as a matter of law to set aside the jury’s verdict that Secure Computing’s patents are valid. On April 7, 2008, Secure Computing filed a motion to stay execution of the judgment pending the post-trial motions. Briefing for these motions was completed on May 16, 2008. All of the motions remain pending. At this time, it is not possible to predict the timing or outcome of these motions or reasonably estimate the additional amount of loss, if any, that Secure Computing might suffer. We believe that the allegations included in the complaint are wholly without merit and intend to defend this litigation vigorously. If necessary, we will appeal the trial court’s decision to the Federal Circuit Court of Appeals.
Rosenbaum Capital Class Action Litigation
     On January 19, 2007, Rosenbaum Capital, LLC filed a putative securities class action complaint in the United States District Court for the Northern District of California against Secure Computing and certain officers of Secure Computing. The alleged plaintiff class includes persons who acquired our stock between May 4, 2006 and July 11, 2006. The complaint alleged generally that defendants made false and misleading statements about our business condition and prospects for the fiscal quarter ended June 30, 2006, in violation of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5. The complaint sought unspecified monetary damages. After plaintiff filed an amended complaint on July 2, 2007, the defendants filed a motion to dismiss. The trial court denied that motion on March 4, 2008. The defendants filed answers to the amended complaint on April 25, 2008.
     On October 14, 2008, the parties participated in a mediation of plaintiff’s claims. At the mediation, the parties agreed, subject to formal documentation in mutually agreeable form and to court approval after notice to the settlement class, to a settlement of all claims in the case in exchange for a payment of $3.6 million. Under the terms of the tentative agreement, our primary director and officer liability insurance carrier will pay the entire settlement amount. Both Secure Computing and the individual defendants have denied and continue to deny plaintiff’s substantive allegations and any wrongdoing.
Josifovich Litigation
     On September 21, 2007, Diane Josifovich filed a complaint against Secure Computing in the Superior Court of New Jersey, Somerset County. The complaint alleges that Secure Computing breached its contract with Ms. Josifovich with respect to payment for commission sales. The complaint also asserts claims of promissory estoppel, equitable estoppel, misrepresentation, and breach of the covenant of good faith and fair dealing. The complaint also alleges that Secure Computing retaliated against Ms. Josifovich and created a hostile work environment on the basis of Ms. Josifovich’s gender. The complaint seeks unspecified monetary damages. The case was removed to the United States District Court for the District of New Jersey. In February 2008, the plaintiff amended her complaint to add some additional allegations, including a claim that she was allegedly retaliated against by being placed on a performance improvement plan and terminated. Secure Computing has answered the complaint, denying all of Ms. Josifovich’s claims and denying any liability. This matter is pending, with the parties conducting depositions and documentary discovery. We intend to vigorously defend the claims against us.
Class Action relating to Proposed Sale to McAfee
     Following the announcement on September 22, 2008 of the proposed sale of Secure Computing to McAfee, Inc., four class action complaints were filed in the Superior Court of the State of California Santa Clara County, and one class action complaint was filed in the Superior Court of the State of California Los Angeles County. The four Santa Clara complaints were consolidated into an amended complaint that was filed in Santa Clara County on October 17, 2008. On October 14, 2008, the defendants moved to transfer the Los Angeles complaint to Santa Clara County. On October 20, 2008, the Los Angeles County Court granted the defendants’ motion, and the case is being transferred to Santa Clara. The Santa Clara County consolidation order provides that all actions filed in, removed to or transferred to Santa Clara County must be consolidated with the other four cases already in Santa Clara County. The defendants’ response to the consolidated amended complaint is currently scheduled to be due on or about November 17, 2008.
     The consolidated amended complaint makes numerous allegations against Secure Computing, our board of directors, and McAfee. The complaint alleges various breaches of fiduciary duty by the members of our board of directors relating to the proposed sale of Secure Computing. In particular, the complaint alleges breaches of the individual directors’ duties of due care, loyalty and good faith by failing to fully inform themselves of potential competing proposals, failing to disclose material information regarding the transaction to our stockholders, and favoring their interests over the interests of our stockholders. The complaint further alleges that Secure Computing and McAfee aided and abetted the alleged breaches of fiduciary duty. We believe these claims to be wholly without merit and intend to defend this litigation vigorously.
     The consolidated amended complaint seeks an order declaring our merger agreement with McAfee to be unlawful and unenforceable, enjoining the proposed sale, requiring the individual defendants to conduct a more extensive auction process for Secure Computing, rescinding the merger agreement, requiring us to provide additional disclosure to our stockholders regarding the proposed transaction, imposing a constructive trust on any benefits improperly received by the individual defendants in the proposed transaction, and awarding plaintiffs’ costs and disbursements in pursuing their claims.
     On October 22, 2008, the court granted plaintiffs’ request for limited expedited discovery and ordered the parties to negotiate the scope of appropriate discovery. The parties are negotiating the scope of appropriate discovery and providing the agreed-upon information.
Additional Litigation
     From time to time we may be engaged in certain other legal proceedings and claims arising in the ordinary course of our business. The ultimate liabilities, if any, which may result from these or other pending or threatened legal actions against us cannot be determined at this time. However, in the opinion of management, the facts known at the present time do not indicate that such litigation will have a material effect on our consolidated financial position or results of operations.
10. Income Taxes
     During the nine months ended September 30, 2008, we recorded income tax expense of $4.0 million. Income taxes related to the gain on the divestiture of the SafeWord product line were substantially offset by the release of valuation allowance on NOLs where the benefit of the release is recorded in the condensed consolidated statement of operations. The $4.0 million of income tax expense consists of $874,000 of non-cash foreign tax expense associated primarily with the release of valuation allowance on utilized acquired NOLs where the benefit of the release is offset to goodwill, $321,000 of non-cash U.S. tax expense of which a portion relates to deferred tax liabilities, $239,000 of tax expense for various foreign taxes, and $2.6 million is related to U. S. federal and state income tax expense. This is compared with an income tax expense of $6.6 million in the same period of 2007. Of this $6.6 million of income tax expense, $1.4 million is related to non-cash foreign tax expense associated primarily with the release of valuation allowance on utilized acquired NOLs where the benefit of the release is offset to goodwill, $2.4 million is related to various other foreign income taxes, $2.4 million is related to non-cash U.S. tax expense associated with the need to provide additional tax expense for valuation allowance on net operating losses, and $440,000 is related to U.S. federal and state income tax expense.
     In accordance with SFAS No. 109, “Accounting for Income Taxes,” we have assessed the likelihood that the net deferred tax assets will be realized. SFAS No. 109 requires the consideration of a valuation allowance in all circumstances, if the conclusion is not more likely than not a valuation allowance is required. We have recorded a deferred tax liability in our condensed consolidated balance sheet for indefinite lived intangible assets that are not deductible for tax purposes and therefore cannot be used to realize additional reversing deferred tax assets. We also have a deferred tax asset that is able to be recognized as a result of the FIN 48 liabilities that are recorded. In accordance with SFAS No. 109, our remaining noncurrent deferred tax liabilities are netted with our noncurrent deferred tax assets and are presented as a single amount in our condensed consolidated balance sheet. We have determined that primarily all of our net deferred tax assets are not more likely than not to be realized, and as such a full valuation allowance has been placed on this amount.
11. Related Party Transaction
     In February 2005, we made a strategic investment in a privately-held technology company of $2.7 million. In July 2007, we made an additional $500,000 investment. As a result of this $3.2 million investment, we have a 15% ownership stake in this company. This investment is reported in other assets on our condensed consolidated balance sheets and is evaluated for impairment quarterly. There have been no impairment charges recorded against this strategic investment.
     One of our board members is currently an individual investor of the investee. At the time that the decisions were made to make both investments, a former board member was also involved with the investee and these two board members recused themselves from the decisions.
12. Net Income/(Loss) Per Share
     The following table represents the calculation of basic and diluted net income/(loss) per share (in thousands, except per share amounts):

	Nine Months Ended
	September 30,
	2008	2007
Net income/(loss)	$17,929	$(31,575)
Preferred stock accretion	(2,921)	(2,781)

Net income/(loss) applicable to common stockholders	$15,008	$(34,356)

	Nine Months Ended
	September 30,
	2008	2007
Shares used in computing basic net income/(loss) per share	67,859	65,772
Preferred stock as-if converted	6,290	—
Common stock equivalents	694	—

Shares used in computing diluted net income/(loss) per share	74,843	65,772

Basic net income/(loss) per share	$0.22	$(0.52)

Diluted net income/(loss) per share	$0.24	$(0.52)

     All potential common stock equivalents for the nine months ended September 30, 2007 were excluded from the computation of diluted earnings per share as inclusion of these shares would have been anti-dilutive. Additionally, 6.0 million shares of common stock issuable upon conversion of our preferred stock were excluded from the effect of dilutive securities for the nine months ended September 30, 2007 because we reported a net loss for this period. Potential common shares of 8.8 million related to our outstanding stock options were excluded from the computation of diluted earnings per share for the nine months ended September 30, 2008, as inclusion of these shares would have been anti-dilutive.
13. Segment Information
     We view our operations and manage our business as one segment called Enterprise Security Solutions. Major foreign markets for our products and services include Europe, Japan, China, the Pacific Rim, the Middle East, Australia, and Latin America. In each market, we have independent channel partners who are responsible for marketing, selling and supporting our products and services to resellers and end-users within their defined territories. International sales accounted for 35% and 34% of total revenue for the nine months ended September 30, 2008 and 2007, respectively. The following table summarizes our domestic and international revenues (in thousands):

	Nine Months Ended
	September 30,
	2008	2007
Revenues:
Domestic	$120,204	$113,257
International	65,159	58,181

Total	$185,363	$171,438

14. Share-Based Compensation
Description of Plans
     Under our 2002 Stock Incentive Plan (2002 Plan), we are permitted to grant incentive and non-qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, and other similar types of stock awards, such as phantom stock rights, to our employees and non-employee directors. There were a total of 10.0 million shares authorized under the 2002 Plan at September 30, 2008. All options granted under the 2002 Plan through September 30, 2008 have exercise prices equal to the fair market value of our stock on the date of grant. Options granted under the 2002 Plan have ten-year terms and typically vest 25% after the first year and then monthly over the following three years. Restricted stock awards granted under the 2002 Plan typically vest 25% after the first year and then quarterly over the following three years. Outstanding awards that were originally granted under several predecessor plans also remain in effect in accordance with their terms.
     Our 1995 Omnibus Stock Plan along with the N2H2 Stock Option Plans, the CyberGuard Stock Option Plans, and the Secure Computing 2000 Stock Plan (formerly the CipherTrust 2000 Stock Option Plan), which were assumed in connection with our acquisitions, are described more fully in Note 10 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. No additional awards may be granted under the 1995 Omnibus Stock Plan.
     We have an employee stock purchase plan (ESPP), which enables employees to contribute up to 10% of their compensation toward the purchase of our common stock at the end of the participation period at a purchase price equal to 85% of the lower of the fair market value of the common stock on the first or last day of the participation period.
Share-Based Compensation Expense
     A summary of the share-based compensation expense that we recorded in accordance with SFAS No. 123(R) for stock options, restricted stock awards and shares purchased under our ESPP for the periods shown is as follows (in thousands, except per share amounts):

	Nine Months Ended
	September 30,
	2008	2007
Cost of product revenues	$227	$268
Cost of service revenues	442	613
Selling and marketing	4,653	6,907
Research and development	2,723	2,773
General and administrative	1,738	1,800

Effect on income/(loss) before taxes	$9,783	$12,361

Effect on basic income/(loss) per share	$0.14	$0.19

Effect on diluted income/(loss) per share	$0.13	$0.19

     As of September 30, 2008, there was $27.1 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. We expect to recognize that cost over a weighted average period of 2.5 years.
     As a part of the merger with McAfee, each vested or unvested option to purchase shares of Secure Computing common stock outstanding at the effective time of the merger will be cancelled automatically, and at the effective time of the merger, converted into the right to receive a lump sum cash payment (less any applicable withholding) equal to the product obtained by multiplying the total number of shares granted as a result of exercising the option immediately prior to the effective time of the merger by the excess, if any, of $5.75 per share over the exercise price per share. Unvested restricted stock units and restricted shares outstanding at the effective time of the merger (after taking into account waivers of acceleration of vesting by certain Secure Computing executive officers) will be assumed by McAfee, and, at the effective time of the merger, converted into the right to receive McAfee restricted stock units or restricted shares, as the case may be, based on an exchange ratio specified in the merger agreement.
15. Fair Value Measurement
     In September 2006, the FASB issued SFAS No. 157 which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. SFAS No. 157 also expands disclosures about fair-value measurements. We adopted SFAS No. 157 effective January 1, 2008 for all financial assets and liabilities and any other assets and liabilities that are recognized or disclosed at fair value on a recurring basis. Although the adoption of SFAS No. 157 did not impact our financial condition, results of operations or cash flows, we are required to provide additional disclosures within our condensed consolidated financial statements.
     SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer the liability (an exit price) in an orderly transaction between market participants and also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy within SFAS No. 157 distinguishes between three levels of inputs that may be utilized when measuring fair value including level 1 inputs (using quoted prices in active markets for identical assets or liabilities), level 2 inputs (using inputs other than level 1 prices such as quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability) and level 3 inputs (unobservable inputs supported by little or no market activity based on our own assumptions used to measure assets and liabilities). A financial asset or liability’s classification within the above hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
     Our financial assets measured at fair value on a recurring basis of $32.3 million as of September 30, 2008 consisted of money market funds and commercial paper. We used level 1 inputs to determine the fair value of our financial assets.
16. Subsequent Event
     On October 1, 2008, we closed the acquisition of Securify, Inc. (Securify), a privately-held company based in Cupertino, CA, for $15.0 million plus an earn-out of up to $5.0 million. Securify provides an innovative and easy-to-use solution for monitoring and controlling user access to applications with complex and rapidly changing networks. Its “plug-and-play” appliance offers automatic discovery and policy development in intuitive business terms of users, groups and applications. Securify sells primarily into federal government and other high-assurance markets, including financial services. This is consistent with our core firewall market, and it will provide a significant opportunity to deliver complementary value across existing and future customers both domestically and internationally.